Exhibit 10.8

EMPLOYMENT AGREEMENT BETWEEN

PETCO ANIMAL SUPPLIES, INC. AND DARREN MACDONALD

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 25, 2019 (the “Effective Date”) by and between Petco Animal Supplies, Inc., a Delaware corporation (“Petco” or “the Company”) and Darren MacDonald (“Executive”). Petco and Executive are hereinafter collectively referred to as the “Parties,” and are individually referred to as a “Party.”

RECITALS

A.        Petco desires to assure the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.        Executive desires to be employed by Petco, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.         EMPLOYMENT.

1.1        Petco hereby employs Executive, and Executive hereby accepts employment by Petco, upon the terms and conditions set forth in this Agreement, for the period commencing on June 18, 2019 or such earlier date as mutually agreed by the parties (the “Start Date”) and ending as provided in paragraph 4 hereof (the “Employment Period”).

1.2        Executive shall serve as the Chief Digital and Innovation Officer of Petco and shall report to the Chief Executive Officer of the Company (the “CEO”).

1.3        Executive shall have the responsibility and authority for managing all of the Company’s digital commerce activities, and shall perform all services, acts or things necessary or advisable to fulfill the duties of his position, as reasonably required by the Board of Managers of PET Acquisition LLC (the “Board”) or the CEO.

1.4        During the Employment Period, Executive shall perform his services at Petco’s offices, located in San Diego, California or such other facilities of the Company as the Company and Executive may agree upon in writing from time to time; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.         LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1        During the Employment Period, Executive shall devote his full business energies, interest, abilities and productive time to Petco. This section shall not preclude Executive from managing personal investments, subject to Section 2.3, engaging in civic, charitable or religious activities that do not adversely affect the Executive’s performance of his duties.

2.2        Except with the prior written consent of the Board, Executive will not, during the Employment Period, compete with the Company, either directly or indirectly, in any manner or capacity, as adviser, consultant, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of developing, manufacturing or marketing any product or service that is in the same field of use or that otherwise competes with a product or service that is offered, is actively under development, or is actively being considered for development by the Company.

2.3        Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Executive knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.         COMPENSATION AND BENEFITS.

3.1        The Company will pay Executive an annual base salary (the “Base Salary”) of Five Hundred Fifty Thousand Dollars ($550,000) per year, payable in accordance with the Company’s standard payroll practices. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2        Executive’s Base Salary shall be reviewed annually and may be increased (but not decreased) in the Company’s sole discretion.

3.3        All of Executive’s compensation shall be subject to withholding taxes and any other employment taxes as are required to be collected or withheld by the Company under applicable law.

3.4        Annual Performance Bonus — Executive will be eligible for a bonus payment for each fiscal year of the Company (the “Annual Performance Bonus”), with a target bonus of eighty percent (80%) of Executive’s annualized Base Salary for the applicable fiscal year, based on the achievement of specific performance criteria established by the Board, provided that Executive shall be guaranteed payment of an Annual Performance Bonus for fiscal year 2019 of not less than Four Hundred Forty Thousand Dollars ($440,000) (which payment is subject to offset pursuant to Section 3.15). Commencing with the fiscal year beginning in 2020, the Board shall establish the specific performance criteria for each fiscal year no later than January 31 of each such fiscal year, after conferring with Executive and considering his input in good faith. Any Annual Performance Bonus earned by Executive shall be paid to Executive in no event later than the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which such bonus is earned or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such bonus is earned. Executive must be actively employed by the Company at the time the bonus is paid in order to be eligible to receive the payment, except as provided in Section 4(b).

3.5        Fiscal Year 2020 Special Bonus Payment – On February    , 2020, subject to Executive’s continued employment through the payment date, the Company shall pay Executive a one-time cash bonus of $675,000 (the “Special Bonus Payment”), which such payment is subject to offset pursuant to Section 3.15. If Executive resigns for any reason other than for Good Reason or is terminated by the Company with Cause in the first year following the Start Date, Executive shall promptly repay the full amount of the Special Bonus Payment. If Executive resigns for any reason other than for Good Reason or is terminated by the Company with Cause in the second year following the Start Date, Executive shall promptly repay one-half the amount of the Special Bonus Payment. If Executive fails to repay any portion of such bonus pursuant to the immediately-preceding sentence, the Company and its affiliates may, subject to Section 409A of the Code, withhold any compensation or other payments owed to Executive (including, without limitation, pursuant to the Common Series B Units and the Common Series C Units) to the extent necessary to satisfy such repayment obligation.

3.6        Digital Growth Award – Executive shall be eligible to receive a cash bonus award (the “Digital Growth Award”) as follows. To the extent earned and payable pursuant to this Section 3.6, the Digital Growth Award shall be paid (i) 50% in cash, and (ii) 50% in fully-vested Common Series B Units of Scooby LP (based on their fair market value as of the time of payment as determined by the Board in its discretion) that are subject to Ultimate Parent LP Agreement (as defined in Section 3.15). The Digital Growth Award eligible to be paid shall be determined as follows based on performance for each fiscal year ending with the fiscal year that concludes in January/February 2022 (and, for the avoidance of doubt, (i) the payment shall be solely as reflected in the applicable row of the chart and shall not involve the addition of amounts from any other row, and (ii) if an amount is payable pursuant to one or more fiscal years pursuant to the below, only the highest earned amount for any of such fiscal years shall apply (and there shall be no summation across multiple fiscal years)):

Revenue	Minimum EBITDA	Amount of Digital Growth Award
Less than $538 million	N/A	$0

At least $538 million but less than $591 million	$38 million	$500,000

At least $591 million but less than $619 million	$43 million	$1,076,000

At least $619 million but less than $645 million	$46 million	$2,420,000

$645 million or more	$48 million	$4,302,000

If Revenue is in one of the ranges above but EBITDA is below the designated level in the applicable row for such Revenue achievement, then the Digital Growth Award shall be determined based on the row above such row for which the minimum EBITDA target was met. For example, if (i) Revenue were $550 million but EBITDA were less than $38 million, then the Digital Growth Award would be $0, or (ii) if Revenue were $620 million but EBITDA were $44 million, the Digital Growth Award would be $1,076,000. The EBITDA and Revenue targets in the chart above are subject to adjustment by the Board in its discretion in the event of any acquisition, disposition or other corporate event.

Except as provided in Section 4(b)(iii), payment of the Digital Growth Award, if earned, is subject to Executive’s continued employment through (and shall be paid promptly following the occurrence of) either a Change in Control, a Public Offering, a secondary public offering or the Company’s payment of any cash dividend to its shareholders (but, in the case of a Public Offering, a secondary public offering or the Company’s payment of any cash dividend to its shareholders, the amount payable with respect to the Digital Growth Award, plus any performance-based amounts payable to any other Company employee pursuant to bonus arrangements that pay out in connection therewith, shall be capped at five percent (5%) of the payments received by the Company’s shareholders in connection therewith, with any remaining amount potentially payable upon a subsequent Change in Control, Public Offering, secondary public offering or cash dividend payment by the Company (subject to such 5% cap for each such subsequent event other than a Change in Control) if Executive remains employed through the date thereof). For the avoidance of doubt, except as provided in Section 4(b)(iii), no payment of the Digital Growth Award shall be made if Executive’s employment with the Company terminates for any reason prior to the applicable payment event specified in this paragraph.

For purposes of this Section 3.6, (a) “Change in Control” has the meaning specified in the Award Agreement described in Section 3.15; (b) “EBITDA” means (i) sales on the Company’s digital platform, less (ii) cost of goods sold attributable to such sales, less (iii) direct marketing spending on the digital platform, less (iv) any other direct expenses related to the digital platform, and the Board shall appropriately adjust EBITDA for proportionate ownership interests in joint ventures and in such other circumstances as it deems appropriate; (c) “Public Offering” has the meaning specified in the Award Agreement described in Section 3.15; and (d) “Revenues” means net revenues of the Company’s digital platform. The EBITDA and Revenues calculations shall be subject to the Board’s good faith determination.

3.7        During the Employment Period, the Company agrees to reimburse Executive for all reasonable and necessary business expenses subject to the Company’s standard requirements regarding the reporting and documentation of such expenses.

3.8        During the Employment Period, Executive shall, in accordance with Company policy and the terms of any then applicable plan documents, be entitled to participate in the Petco group medical, dental, vision, 401(k), deferred compensation, and flex spending plans upon hire and other benefits. It is understood that the Company may modify or cancel any or all such plans programs or benefits in its discretion, consistent with the requirements of state or federal law. Currently (and subject to change in the future), these benefits, plans and programs include the elements described in the remainder of Sections 3.9 through 3.14. Such benefits shall be taxable to Executive to the extent provided by applicable law and shall be subject to any applicable tax withholdings.

3.9        Financial Planning and Tax Services - Financial, investment, estate and tax planning services from AYCO Financial Services (or such other financial services company as may be designated by the Company) will be provided to Executive. These services are paid for by the Company and are treated as income to Executive for tax purposes.

3.10      Disability and Life Insurance - Short-term and long-term disability insurance, Company-paid Group Term Life Insurance and AD&D Insurance will be provided at no cost to Executive.

3.11      401(k) Savings Plan — Executive will be eligible to participate in the Company-sponsored 401(k) plan consistent with the terms thereof.

3.12      Paid Time Off — Executive will be entitled to Paid Time Off (PTO) in accordance with the Company’s then existing standard policy for the Company’s executives. PTO must be taken according to the terms of Petco’s policy and Executive shall use such PTO in a manner that is minimally disruptive to Company’s business.

3.13      Non-Qualified Deferred Compensation Plan - Executive will be eligible to participate in the Company’s nonqualified deferred compensation plan consistent with the terms thereof

3.14      Petco Discount and Other Benefits — Executive will be eligible to participate in a number of Petco-sponsored benefits, including a twenty percent (20%) merchandise discount at all Petco stores, discounted pet insurance through Petco’s then existing preferred pet insurance vendor, membership privileges at the San Diego County Credit Union, a discount at 24-Hour Fitness Centers, discounted childcare at Children’s World Learning Centers. Executive is also eligible to participate in an annual executive physical through Scripps Executive Health (which shall be paid for by the Company but imputed as taxable income to Executive).

3.15      Equity Grant -- Promptly following Executive’s commencement of employment, the Company shall ensure that Scooby LP, a limited partnership organized under the laws of the State of Delaware (“Ultimate Parent”) grants Executive (i) 1,400,000 fully-vested Common Series B Units pursuant to Ultimate Parent’s Amended and Restated Agreement of Limited Partnership, dated as of January 26, 2016, as may be amended from time to time (the “Ultimate Parent LP Agreement”), and (ii) 5,000,000 Common Series C Units pursuant to the Ultimate Parent LP Agreement and the standard form of award agreement for Common Series C

Units thereunder which sets forth the distribution threshold, vesting, repurchase and other terms and conditions of the grant (the “Award Agreement”). Any tax withholdings required to be remitted by the Company or any affiliate in connection with the issuance of the Common Series B Units (i) shall be withheld from and offset the bonus payments to be made in 2020 pursuant to Sections 3.4 and/or 3.5 or (ii) if Executive does not receive such bonus payments as a result of his termination of employment prior to the applicable payment dates, Executive shall repay the Company and its affiliates the amount of such tax withholdings promptly following his date of termination (and if Executive fails to repay any portion of such withholdings, the Company and its affiliates may, subject to Section 409A of the Code, withhold any compensation or other payments owed to Executive (including, without limitation, pursuant to the Common Series B Units and the Common Series C Units) to the extent necessary to satisfy such repayment obligation).

3.16      Relocation Benefits -- The Company shall provide Executive with its standard relocation assistance package, the terms of with shall be set forth in a Relocation Repayment Agreement between Executive and the Company.

4.         TERM

Petco is an “at will” employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without Cause, and without prior notice. No supervisor or other representative of the Company (except the Board) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to Executive are superseded by this Agreement. Upon termination of Executive’s employment for any reason, he shall automatically be deemed to have resigned from all positions with the Company and its affiliates.

(a)        If the Employment Period is terminated by the Company or by Executive for any reason, including as a result of Executive’s death or permanent disability, Executive (or Executive’s legal representatives or estate, as applicable) shall be entitled to receive his earned but unpaid Base Salary through his termination date plus any unreimbursed business expenses through the termination date, in each case, payable within five days following the termination date (or such earlier date required by applicable law), in addition to any other vested employee benefits to which Executive is entitled as of the termination date under the employee benefit plans of the Company.

(b)        Notwithstanding the at-will nature of the employment relationship between Petco and Executive, if Executive’s employment is terminated by Petco without Cause (as defined in Section 4(c) below), and explicitly conditioned upon Executive’s furnishing to the Company, and not revoking, the Company’s standard release of claims provided by the Company to Executive at the time of termination, Executive shall be entitled to receive:

(i)        A lump sum payment equal to twelve (12) months of his current Base Salary in effect as of the date of termination, subject to standard deductions and withholdings, payable thirty (30) days after the date of termination (or, if later, when the release of claims becomes irrevocable, but no later than sixty (60) days after the date of termination);

(ii)      A portion of the Annual Performance Bonus that Executive would have earned if he had remained employed for the entire fiscal year in which his termination occurs, pro-rated based on the number of days Executive was employed in that fiscal year, based on actual performance and payable at the time such bonus would be paid if Executive’s employment had not terminated;

(iii)      If such termination without Cause (or, to the extent Section 4(d) applies, resignation with Good Reason) occurred within six (6) months prior to a Change in Control, a Public Offering, a secondary public offering, or the Company’s payment of any cash dividend to shareholders and if the Digital Growth Award was earned based on performance in a prior fiscal year(s) but has not previously been paid, payment of such earned Digital Growth Award as described in Section 3.6 upon or promptly following such event as if Executive’s employment had not terminated; and

(iv)      Continued medical benefits at the Company’s sole expense for a period of twelve (12) months (the “Severance Period”), to the extent he elects and remains eligible to continue those benefits under COBRA; provided, that if the Company determines that it cannot provide such continued medical benefits without adverse tax consequences to Executive or the Company or for any other reason, then the Company shall, in lieu thereof, provide to Executive a taxable amount equal to the monthly plan premium payment for such medical benefits in substantially equal monthly installments over the Severance Period (or the remaining portion thereof).

(c)        For purposes of this Agreement, “Cause” shall mean:

(i)      The Executive’s material breach of this Agreement which is not substantially cured within thirty (30) days of receipt by Executive of written notice from the Company’s Board specifying the breach and the reasonable steps required to cure such breach, and referring specifically to this Section 4(c);

(ii)      The intentional and material failure or refusal by Executive to perform a specific and reasonable directive from the CEO of the Company that has not been substantially cured within thirty (30) business days after written demand for substantial performance has been delivered to Executive by the Company, which demand identifies the manner in which Company believes that the Executive has not performed such duties and the steps required to cure such failure to perform;

(iii)      The conviction of Executive of, or the entering of a plea of guilty or nolo contendere by Executive to a felony or a misdemeanor involving moral turpitude; or

(iv)    Executive’s substantial inability or failure to perform the essential functions of his position even with reasonable accommodation as required by law, which is not substantially cured thirty (30) days of receipt by Executive of written notice from the Company’s Board specifying the breach and the reasonable steps required to cure such breach, and referring specifically to this Section 4(c).

(d)        Executive shall also be entitled to the severance pay and benefits in Section 4(b) above if Executive terminates his employment for Good Reason (as defined below), and explicitly conditioned upon Executive’s furnishing the Company, and not revoking, an executed waiver and release of claims referred to above. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the express written consent of Executive, of any of the following conditions:

(i)        a material diminution in Executive’s authority, duties, or responsibilities;

(ii)      Executive is required to report to any person or other than the CEO or the Board;

(iii)      any diminution in Executive’s Base Salary;

(iv)      the relocation of Executive’s own office to a location more than fifty (50) miles from its location as of the Start Date;

(v)      the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any buyer or successor to the Company upon the effective date of merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or

(vi)      any other action or inaction that constitutes a material breach by the Company of the Agreement.

If Executive intends to resign for one or more of the conditions listed above, Executive shall give notice of such intent to the Company within ninety (90) days after the initial existence of such condition, detailing such condition with specificity. If the Company does not remedy the condition within thirty (30) days of receiving such notice, then any resignation by Executive from the Company within the one hundred eighty (180)-day period beginning with the initial existence of one or more of the foregoing conditions shall be deemed a resignation for “Good Reason.”

(e)        To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder. If, however, the Parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A of the Code, the Parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the Parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code. In furtherance of the foregoing, Executive’s date of termination of service with the Company for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Section 409A of the Code is to be paid or provided (or in determining whether an exemption to such treatment applies), shall be the date on which Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder (“Separation from Service”). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a Separation from Service. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. To the extent the Company is required pursuant to this Agreement to reimburse expenses or provide a gross-up for taxes incurred by Executive, and such reimbursement or gross-up obligation is subject to Section 409A of the Code, the Company shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred (and provide the tax gross-up payments no later than the end of the calendar year next following the calendar year in which the related taxes were remitted), subject to any earlier required deadline for payment otherwise applicable under this Agreement. In addition, to the extent any expense reimbursements or in-kind benefits are subject to Section 409A, (x) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and (y) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If the Company in good faith determines that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) with respect to the payment of benefits or the provision of benefits coverage under this Agreement at the time of his Separation from Service and that the immediate commencement of such payment or provision, as otherwise provided in this Agreement, would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, notwithstanding any provision to the contrary in this Agreement (and in an effort to spare Executive such additional taxes), the Company shall delay the commencement of payments or benefits coverage to which Executive would otherwise become entitled under this Agreement in connection with Executive’s Separation from Service until the earlier of:

(i)        the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service, or

(ii)        the date of Executive’s death.

Upon expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.         AMENDMENT AND WAIVER.

5.1        The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.         CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1        Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as APPENDIX A.

6.2        Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use any Confidential and Proprietary Information except on behalf of the Company, without the prior written consent of the Company.

6.3        While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, (i) solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) use the Company’s trade secrets or confidential information to solicit or attempt to solicit the business of any customer, vendor or distributor, partner or strategic alliance of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company.

6.4        Notwithstanding any other provision in this Agreement or the Proprietary Information and Inventions Agreement, Executive understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by Executive for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or the Proprietary Information and Inventions Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

7.         ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.         NOTICES.

8.1        All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

PETCO Animal Supplies, Inc.

c/o CVC Capital Partners Advisory (US), Inc.

One Maritime, Suite 1610

San Francisco, CA 94111

Attn: Cameron Breitner

and

PETCO Animal Supplies, Inc.

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON, M5C 2W5

Attn: Max Biagosch

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Sean P. Griffiths

If to Executive: At the address reflected in the Company’s payroll records.

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.         CHOICE OF LAW.

This Agreement is made in San Diego, California. The parties agree that it shall be construed and interpreted in accordance with the laws of the State of California, regardless of the choice of law’s provisions of such state or any other jurisdiction.

10.        INTEGRATION.

This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties (including, without limitation, the offer letter dated as of April 26, 2019).

11.        AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the CEO or another duly authorized representative of the Board.

12.        WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.        SEVERABILITY.

The finding by a court or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that will most accurately represent the parties’ intention with respect to the invalid or unenforceable term or provision.

14.        INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.        REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16.        ARBITRATION.

16.1        The Parties agree to arbitrate any dispute, claim, or controversy (“Claim”) including, but not limited to, claims of employment discrimination and harassment under Title VII of the Civil Rights Act, as amended, and the California Fair Employment & Housing Act, age discrimination under the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, 42 U.S.C. section 1981, the Employment Retirement Income Security Act, the California Labor Code, breach of employment contract or the implied covenant of good faith and fair dealing, wrongful discharge, or tortious conduct (whether intentional or negligent) including defamation, misrepresentation, fraud, infliction of emotional distress, but excluding claims for workers’ compensation benefits or unemployment insurance or claims for wages before the California Department of Industrial Relations.

16.2        The arbitration shall be conducted by a single neutral arbitrator in accordance with the rules issued by the American Arbitration Association (“AAA”) for resolution of employment disputes. The arbitration shall take place in the City of San Diego. The Company will pay the fee for the arbitration proceeding, as well as any other charges by the AAA.

16.3        The Arbitrator shall issue a written decision or award. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction.

Any award may thereafter be entered as a judgment in any court of competent jurisdiction. Executive agrees that any relief to which he is entitled arising out of his employment or cessation of that employment shall be limited to that awarded by the arbitrator.

16.4        Executive agrees to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of any claims.

16.5        A court or arbitrator construing this Agreement may modify, or interpret it to the extent and such manner as to render it enforceable.

16.6        Executive has agreed to this arbitration provision in consideration of his employment by the Company and upon consultation with private counsel of his choice.

16.7        EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 16.7 WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL RESPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

17.        LITIGATION COSTS.

Should any litigation, arbitration, or administrative action be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party or Parties prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for that Party’s attorney’s fees, which shall be determined by the court, arbitrator, or administrative agency.

18.        TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Darren MacDonald	/s/ Ron Coughlin
Darren MacDonald	Chief Executive Officer
For Petco Animal Supplies, Inc.